Exhibit 10.44
SUPPLY CONTRACT

CHINA GLOBAL MINING RESOURCES LIMITED
(PURCHASER)

SHAANXI HUA ZE NICKEL AND COBALT METALS CO., LTD.
(SUPPLIER)

SHAANXI XINGWANG IMPORT & EXPORT LIMITED.
(EXPORT AGENT)

DATED 15 JUNE 2007

Supplier
Shaanxi Hua Ze Nickel and Cobalt Metals Co., Ltd., a company organized and existing under the laws of the People’s Republic of China

Address:    11/F, High-Tech Building, Eastern Zone, High-Tech Zone, Xi’an Municipality, Shaanxi Province, People’s Republic of China

Telephone: (86) 29-8831 4062

Fax: (86) 29-8831 2501

Goods	The forty (40) metric tonnes of electrolytic nickel (>99%) as further specified in schedule 2
Price	As set out in schedule 4
Contract Effective Date	20 June 2007
Contract Expiry Date	20 December 2007, or such later date as agreed in writing by the parties
Contract Period	The period commencing on the Contract Effective Date and ending on the Contract Expiry Date
Invoice(s) to be sent to (see clause 8.1)	China Global Mining Resources Limited Attention: Robin Lee Address: Suite 3015, 30/F., One International Finance Centre, 1 Harbour View Street, Central, Hong Kong Fax: (852) 3101 9140

i

Delivery instructions for Goods (see clause 9.1)	Delivery Point(s): as specified in each Order. Delivery Date(s) – date(s) for delivery of Goods to Delivery Point as specified in each Order.
Liquidated damages (see clause 13.1)	Rate of liquidated damages per day: Zero point two percent (0.2%) of the Price of the delayed batch of Goods.
Warranty Period (see clause 15.3, 15.4)	The Warranty Period for each batch of Goods delivered shall be a period of one year commencing on the Delivery Date for that batch of Goods
Insurance Cover (See clause 16)	Comprehensive public and product liability insurance: See further clause 17
Specifications	Specifications are set out in schedule 3
Standards	Standards include those set out in schedule 5
Aggregate limit of liability	The Supplier’s liability is unlimited
Place of arbitration (see clause 21)	The Hong Kong Special Administrative Region
Person nominated by the Purchaser for receipt of notices and address /fax details (see clause 24)	Name, Title: Brandon Ho Address: Suite 3015, 30F., One International Finance Centre, 1 Harbour View Street, Central, Hong Kong Fax number: (852) 2504 3232
Person nominated by the Supplier for receipt of notices and address/fax details (see clause 25)	Name, title: Xi Wei, Vice President Address: 3/F, High Tech Building, Eastern Zone, High-Tech Zone, Xi’an Municipality, Shaanxi Province, People’s Republic of China Fax number: (86) 29-8831 2501
Export Agent
SHAANXI XINGWANG IMPORT & EXPROT LIMITED.

Address:    Mijiaqiao, No.52, Gaoxin road, High-Tech Zone, Xi’an Municipality, Shaanxi Province, People’s Republic of China

Telephone: (86) 29-88317707

Bank Account No. 61001920900050050011750

Name of the Bank in Chinese: ☐

Name of the Bank in English:  China Construction Bank Corporation
Xi’an Hi-tech Development Zone Sub-branch

Swift Code: PCBCCNBJSXX

ii

Governing law (see clause 29)	This Contract shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region. See further clause 29.
Date of signing this Contract	15 June 2007

The parties agree to the supply and purchase of the Goods on the terms and conditions set out in this Contract.

Name:	Robin Lee	WITNESSED BY

Position:	For and on behalf of
	CHINA GLOBAL MINING RESOURCES LIMITED	Name:
☐

Signature:	/s/	Signature:	/s/
For and on behalf of China Global Mining
Resources Limited by its authorised
representative

Name:	Wang Yinghu
Position:

Signature:	/s/
For and on behalf of Shaanxi Hua Ze Nickel
and Cobalt Metals Co., Ltd. by its authorised
representative

Name:	Du Tianhe
Position:

Signature:	/s/
For and on behalf of Shaanxi Xingwang
Import & Export Limited

Affix company chop:

iii

SUPPLY CONTRACT

PREAMBLE

WHEREAS

The Supplier is a properly licensed and approved manufacturer of electrolytic nickel products located in Xi’an Municipality, Shaanxi Province, the People’s Republic of China;

The Supplier wishes to sell forty (40) metric tonnes of electrolytic nickel (>99%) to the Purchaser and the Purchaser wishes to buy forty (40) metric tonnes of electrolytic nickel (>99%) from the Supplier on the terms and conditions of this Contract;

NOW, THEREFORE

The parties have entered into this Contract to set forth the terms and conditions of the supply and purchase of the Goods.

GENERAL CONDITIONS

1. PRE-PAYMENT

1.1	The Supplier agrees to sell the Goods to the Purchaser and the Purchaser wishes to buy the Goods from the Supplier on the terms and conditions of this Contract.

1.2
Without prejudice to the Price to be paid by the Purchaser for the Goods hereunder the Purchaser, Since the Purchaser has deep faith in the credibility of the Supplier, the Purchaser shall pay to the Supplier the Prepayment of a the total amount of RMB 15,460,000 as payment in advance for the Goods to be supplied pursuant to the terms and conditions of this Contract.

2. SUPPLY OF GOODS

2.1	The Supplier must supply and deliver the Goods, and the Purchaser will accept delivery of the Goods in accordance with, and as specified in, this Contract.

2.2	The Supplier is entitled but is not required to place at any time an Order for the Goods during the Contract Period.

2.3	The Supplier is required to perform the Order in accordance with the details specified in the Order.

2.4
In order to implement this Contract, the Supplier may be required to engage an Import-Export Agent to export the Goods to the Purchaser. The Supplier shall ensure that the Import-Export Agent delivers the Goods in accordance with the provisions of this Contract and the Supplier shall be liable for the failure of the Import-Export Agent to deliver the Goods as required under this Contract.

3.	QUALITY AND DESCRIPTION

3.1	The Goods must comply with the Specifications, the Standards and the description of the Goods set out in this Contract and each Order.

3.2
The Goods supplied to fulfil the terms of this Contract may be manufactured by any third party Manufacturer provided that the Suppler notifies the Purchaser of it beforehand and further provided that the Goods manufactured by the third Party Manufacturer comply the with the Specifications, the Standards and the description of the Goods set out in this Contract and each Order.

3.3
Goods procured by the Supplier from a Manufacturer shall be subject to the same requirements with respect to the Goods specified in the Contract and the Supplier shall be liable for the compliance of the Goods with such requirements as if these Goods had been manufactured by itself.

3.4
If the Supplier gave the Purchaser a sample of the Goods before the Purchaser entered into this Contract, the quality of the Goods must, as a minimum, correspond with the sample unless otherwise specified by the Purchaser.

4.	INSPECTION AND INFORMATION

4.1	The Supplier must carry out all inspection and testing:

(a)	as required under this Contract, including the quality assurance to be carried out in accordance with the Specifications;

(b)	as required by law;

(c)	as reasonably requested by the Purchaser, and

4.2	The Supplier must provide to the Purchaser at its request and cost:

(a)	copies of all Technical Materials relating to the Goods;

(b)	a detailed program for the testing and delivery of the Goods; and

(c)	progress reports setting out in such detail as the Purchaser requires the status of testing and delivery of the Goods.

4.3	At reasonable times agreed by the Supplier beforehand, the Purchaser has the right to test, review, inspect, measure and examine the Goods and workmanship and:

(a)	check the progress of production and manufacture of the Goods;

(b)	check compliance of the Goods with this Contract; and

(c)	witness:

(i)	the manufacturing of the Goods; and

(ii)	any tests carried out in respect of the Goods,

at the Supplier’s premises and the premises of any Manufacturers.

4.4
The Supplier must ensure that the Purchaser is provided with access to the Supplier’s premises or the premises of a Manufacturer and that all facilities required for the Purchaser to test, review, inspect, measure, examine and witness the testing of the Goods and workmanship are made available to the Purchaser at reasonable times agreed by the Supplier beforehand.

4.5	The Supplier must give the Purchaser and the Representative of the Purchaser at least 10 days notice of the date upon which each of the following events will occur:

(a)	the carrying out of any performance tests prior to delivery of the Goods;

(b)	final inspection of the Goods prior to delivery of the Goods; and

(c)	delivery of the Goods.

4.6
If, as a result of any testing, review, inspection, measuring, examination or witnessing of testing, the Purchaser is not satisfied that the Goods will comply in all respects with this Contract, and the Purchaser informs the Supplier in writing of this dissatisfaction, the Supplier agrees to take such steps as are necessary to ensure the Supplier’s compliance with this Contract.

4.7
If the manufacture of the Goods is delayed as a direct result of the testing, review, inspection, examination or witnessing of testing by the Purchaser under clause 4.3, an extension of time to the Delivery Date(s) equal to the delay caused by the Purchaser will be granted by the Purchaser. This extension of time to the Delivery Date(s) will not apply where the delay is caused by any failure by the Supplier to comply with the terms and conditions of this Contract due to its own reason.

4.8
Any testing, review, inspection, examination or witnessing of testing that the Purchaser undertakes does not relieve the Supplier of the Supplier’s responsibilities under this Contract unless otherwise provided in this Contract.

4.9
The Supplier must ensure that the rights of the Purchaser set out in this clause 4 are included in any subcontract entered into by the Supplier in respect of the Goods (including subcontracts with the Manufacturer) to the extent as reasonable and permitted by applicable laws..

5.	PLANT AND EQUIPMENT

5.1
Unless otherwise provided in this Contract, the Supplier must supply, at the Supplier’s own expense, all labour, plant, equipment, tools, appliances or any other property and items the Supplier requires to comply with the Supplier’s obligations under this Contract.

6.	INVOICE

6.1
The Supplier must invoice the Purchaser upon receipt of the notice of acceptance of the Goods issued by the Purchaser under clause 10.4. Invoices must be in triplicate and signed by the Supplier. When submitting the invoice under this clause to the person identified in the Contract Details, the Supplier must provide the Purchaser with all relevant records to enable the Purchaser to verify the amount of the invoice and the invoice must be based on the rates and prices set out in schedule 4.

6.2	The Purchaser is responsible for the following costs:

(a)	any of the following applicable costs, except to the extent they are incurred as a result of the Supplier’s, or the Supplier’s designated shipper’s, action or inaction:

(i)	customs fees; and

(ii)	transportation charges,

within the Delivery Point directly related to the offloading of the Goods; and

(b)	All costs for transportation of the Goods from the Delivery Point to any other destination.

6.3	All costs incurred by the Supplier in complying with the Supplier’s obligations under this Contract shall be the responsibility of the Supplier including:

(a)	all charges, fees and other costs incurred in relation to the appointment of, and the services provided by, the Import-Export Agent;

(b)	all charges for packaging, packing, insurance, transportation (by ocean freight from the departure port to the destination port) ) and delivery of the Goods in accordance with this Contract;

(c)	all Taxes payable in the People’s Republic of China as required by applicable tax laws or regulations; and

(d)	the costs of all inspection and testing, including quality assurance (to be carried out in accordance with the Specifications) required by clause 4.

6.4
Subject to the Supplier’s compliance with clause 6.1 and subject to clause 6.5, the amount set out in the Supplier’s invoice submitted under clause 6.1 shall be deemed to have been offset against the Prepayment.

6.5	The amount set out in the Supplier’s invoice submitted under clause 6.1 may not be offset against the Prepayment in accordance with clause 8.2 where the Purchaser disputes the invoice in which case:

(a)	the undisputed part of the invoice (if any) may be offset against the Prepayment and the balance shall be pending resolution of the Dispute in accordance with clause 23;

(b)	if the resolution of the Dispute determines that the Purchaser is to pay the disputed amount, that amount may be offset against the Prepayment upon resolution of the dispute; or

(c)	if the resolution of the Dispute determines that the Supplier is to pay the disputed amount, that amount may not be offset against the Prepayment upon resolution of the dispute.

6.6
The applicable rate of interest of 130% of the six-month benchmark lending rate for commercial customers offered by the People’s Bank of China will be payable by the Purchaser in respect of any invoice rendered to the Purchaser by the Supplier under clause 6.1 or any other charges and expenses payable to Supplier by the Purchaser under this Contract which remain due and unpaid or have not been offset against the Prepayment.

7.	CONFIRMATION NOTICE

7.1	The Supplier should send the Purchaser a Confirmation Notice within two days of receipt of an Order issued by the Purchaser under clause 2.2.

7.2	The Confirmation Notice shall contain the following information:

(a)	date on which the Goods will be shipped;

(b)	expected Delivery Date;

(c)	batch number and detailed breakdown of the Goods being shipped; and

(d)	the total Price of the Goods to be delivered under the Price Confirmation Notice.

8.	TITLE AND RISK

8.1	Title to and risk in the Goods do not pass to the Purchaser until:

(a)	it takes delivery of the Goods; and

(b)	it inspects and accepts the Goods in accordance with clause [10].

8.2	the Supplier warrants that at the time of delivery of the Goods:

(a)	the Supplier has complete ownership of the Goods free of any liens, charges and encumbrances and will provide the Goods to the Purchaser on that basis;

(b)	the Purchaser will be entitled to clear, complete and quiet possession of the Goods and

(c)
the Purchaser may discharge any liens, charges and encumbrances over the Goods by direct payment to the third party holding such interest in the Goods. the Supplier is responsible for compensating the Purchaser for all these payments up to the full amount within one week of the receipt of a notice from the Purchaser detailing the date, amount and recipient of the payments.

9.	DELIVERY

9.1	The Supplier must ensure that the Goods are delivered to the Delivery Point(s) by the Delivery Date(s).

9.2	The Supplier must ensure that the Goods are properly and suitably packed for land and sea transportation and having regard to handling and to the weather conditions while travelling.

9.3	The Supplier must include a packing list in each package of Goods delivered to the Purchaser and provide all other shipping documents requested by the Purchaser from time to time.

9.4	The Goods must be clearly marked with the identification marks specified in this Contract. These identification marks must also be shown on drawings and dispatch and shop lists.

9.5
The Supplier must clearly mark each package of Goods to be delivered to the Purchaser with its gross dead weight and with such marks and shipping numbers as are specified in this Contract or as otherwise requested by the Purchaser by notice in writing.

10.	INSPECTION AND ACCEPTANCE

10.1
The Purchaser will not be deemed to have accepted any Goods (regardless of signing of delivery receipts) until the Purchaser has had a reasonable time to inspect the Goods after delivery and has issued a notice of acceptance under clause 10.4.

10.2	If upon inspection the Purchaser finds any Goods to be Defective Goods, the Purchaser may:

(a)	reject the Defective Goods by returning them to the Supplier; or

(b)	make good the Defective Goods,

10.3	At the Purchaser’s option and request, the Supplier agrees to:

(a)	refund to the Purchaser any payments made by the Purchaser (including any freight charges) in respect of any Defective Goods that the Purchaser rejects;

(b)	promptly make good at the Supplier’s sole expense any Defective Goods that the Purchaser rejects under clause 10.2(a); or

(c)	reimburse the Purchaser for any reasonable and direct expenses the Purchaser incurs in making good any Defective Goods under clause 10.2(b).

10.4	If the Goods comply with this Contract, the Purchaser will issue the Supplier a notice of acceptance.

10.5	The inspection, testing or acceptance of some or all of the Goods by the Purchaser does not in any way:

(a)	change or affect the Supplier’s obligations under this Contract; or

(b)
affect the Purchaser’s rights to claim for any damage or loss it may suffer because of the Supplier’s breach of warranty or failure to fulfil any of the Supplier’s other obligations under this Contract.

10.6
If the Purchaser decides to accept any Goods from the Supplier which do not comply with this Contract, this decision does not bind the Purchaser to accept future shipments of Goods which do not comply with this Contract.

10.7
If the Purchaser rejects and returns Defective Goods, the Supplier shall be required to supply replacement Goods of the same Specifications and quantity as the returned Defective Goods within one month of receipt of the notice of rejection of the Defective Goods issued by the Purchaser.

10.8
Aforesaid inspection and acceptance procedure should be completed 30 days after the Delivery Date (s), failing which the Goods delivered shall be deemed as inspected and accepted by the Purchaser unless its failure to inspect such Goods is solely attributable to the Supplier.

11.	VARIATIONS

11.1	The Supplier must not vary the Goods except as directed by the Representative of the Purchaser.

11.2
The Representative of the Purchaser may by notice direct the Supplier to alter, amend, omit, add to or otherwise vary the Goods and the Supplier must carry out and be bound by any such variations provided that such variation will not lead to an increase in the production cost for the Goods.

11.3	The Supplier may use its best reasonable efforts prove any claim it makes that a variation required by the Purchaser increases the production cost for the Goods.

12.	EXTENSION OF TIME

12.1
Within seven days of it becoming reasonably evident that delivery of the Goods is likely to be delayed beyond the Delivery Date(s), the Supplier must give notice to the Purchaser setting out full details of the cause of the delay with supporting documents and stating a reasonable period by which the Supplier believes the Delivery Date(s) should be extended.

12.2
Subject to the other provisions of this clause 12, the Supplier are only entitled to an extension of time to the Delivery Date(s) where a delay to the Delivery Date(s) is caused by any of the following events, whether occurring before, on or after the Delivery Date(s):

(a)	any act, omission, breach or default by the Purchaser or the Purchaser’s employees, agents or contractors;

(b)	the execution of a variation under clause 11, except where that variation is caused by the Supplier’s act, omission, breach or default; or

(c)	an Event of Force Majeure.

(d)	any other reason reasonably raised by the Supplier and agreed by the Purchaser.

12.3	As soon as practicable after receipt of the notice in clause 12.1, the Purchaser will notify the Supplier as to the period, if any, by which the Delivery Date(s) will be extended.

12.4	Despite any other provisions of this clause 12, the Purchaser may within 5 days of its receipt of Supplier’s notice as set out in Article 12. 1 make an extension to the Delivery Date(s).

12.5
the Supplier is entitled to recover (whether pursuant to this clause 12 or otherwise) any amount representing any kind of indirect or consequential loss or damage including loss of profit, loss of use, loss of contracts, or contribution to head office overheads arising out of or in connection with any extension of time provided such extension of time is caused by the events as set out in Article 12.2 (a).

13.	LIQUIDATED DAMAGES

13.1
Unless otherwise provided in this Contract, if the Supplier fails to deliver the Goods to the Purchaser by the Delivery Date(s), the Supplier must pay the Purchaser liquidated damages at the rate stated in the Contract Details, for each day after the Delivery Date(s) up to and including the date of delivery of the Goods or the date this Contract is terminated, whichever occurs first, subject to the limit of liquidated damages set out in the Contract Details.

13.2
Without limiting any other rights the Purchaser may have, the Purchaser may deduct any liquidated damages payable to the Purchaser under clause 13.1 from any amounts payable by the Purchaser to the Supplier under this Contract or any other agreement between the Purchaser and the Supplier.

13.3
If the Purchaser is entitled to be paid liquidated damages under clause 13.1, this does not limit the right of the Purchaser to enforce any other remedy it may have against the Supplier as permitted by the applicable laws.

14.	INDEPENDENT CONTRACTOR

The parties acknowledge that the Supplier is a contractor and not an employee or agent of the Purchaser and that nothing in this Contract creates any agency, partnership, joint venture or other joint relationship between the parties.

15.	WARRANTIES

15.1	The Supplier warrants that the Goods:

(a)	comply in all respects with this Contract;

(b)	are free from defects in design, materials and workmanship;

(c)	are manufactured, produced and delivered:

(i)	in a proper workmanlike and careful manner, in accordance with recognised good practice; and

(ii)	with properly equipped facilities and non-hazardous materials, except as otherwise specified in this Contract; and

(d)	meet the Standards and Specifications.

15.2
The Supplier warrants that as at the date of this Contract, to its best knowledge, the Supplier is not aware of any claim for infringement of Intellectual Property Rights or for the breach of any obligations of confidence, arising out of the manufacture, sale, supply or use of the Goods.

15.3	If, during the Warranty Period, the Purchaser finds any of the Goods to be Defective Goods, the Purchaser may, at its option:

(a)	return the Defective Goods to the Supplier, or

(b)	make good the Defective Goods.

15.4	At request of the Purchaser, during the Warranty Period the Supplier agrees to:

(a)	promptly repair or, at the option of the Purchaser, replace, free of charge, any Defective Goods that the Purchaser returns to the Supplier; or

(b)	reimburse the Purchaser for any expenses it incurs in making good any Defective Goods or in returning Defective Goods to the Supplier.

15.5
Any repairs or replacement goods provided by the Supplier under this clause 15 will be subject to the remaining Warranty Period or ninety (90) days after the repair or replacement date, whichever arrives earlier.

15.6
The remedies provided in this clause 15 do not prejudice any other rights which the Purchaser may have against the Supplier in connection with the Supplier’s breach of obligations under this Contract or exclude any other remedies provided by law.

15.7	The warranties contained in this clause 15 survive the expiration or earlier termination or expiry of this Contract.

16.	INSURANCE

16.1	The Supplier must take out and maintain during the period of this Contract:

(a)
insurance for the Goods up to the time they are accepted by the Purchaser under clause 10.4 for an amount not less than their replacement value or any other reasonable amount agreed upon by both Parties;

(b)	a comprehensive public and products liability policy to cover all sums which the Supplier may become legally liable to pay as compensation consequent upon:

(i)	death of, or bodily injury (including disease or illness) to, any person; and

(ii)	loss of, or damage to, property,

happening anywhere in the country in which the Goods are delivered. The limit of liability provided by the public and product liability policy must be not less than the amount specified in the Contract Details, and such policy must include a cross liability clause;

16.2	The Supplier must notify the Purchaser immediately of any cancellation of a relevant insurance policy and of any change to the policy which affects the interests of the Purchaser.

16.3	If any event occurs which may give rise to a claim involving the Purchaser under any policy of insurance to be taken out by the Supplier under this clause 16 then the Supplier must:

(a)	notify the Purchaser within 14 days of that event; and

(b)	ensure that the Purchaser is kept fully informed of any subsequent actions and developments concerning the relevant claim.

16.4	At the request of the Purchaser, the Supplier must produce evidence that the Supplier is maintaining the insurances required by this clause 16.

16.5	The Purchaser has the right to take out and maintain any policy of insurance required by this clause 16 if the Supplier fails to do so for no reason.

16.6	The Supplier agrees to reimburse the Purchaser for any expenses the Purchaser incurs in taking out and maintaining any policy of insurance taken out by the Purchaser under clause 16.6.

17.	LIABILITY AND INDEMNITIES

17.1
One Party will not be liable to the other Party whether in tort or in contract) for or in respect of any loss or damage of any kind whatsoever arising directly or indirectly from any act or omission (whether negligent or otherwise) on its part or on the part of any of its employees, agents, contractors and/or sub-contractors in connection with or relating to this Contract.

17.2
The Supplier acknowledges that if the Supplier enters the premises of the Purchaser, the Supplier does so at the Supplier’s own risk. The Supplier must ensure that the Supplier’s employees, agents, contractors and subcontractors (including the Manufacturer and Import-Export Agent) are also aware that they enter premises at their own risk.

The Purchaser acknowledges that if the Purchaser enters the premises of the Supplier, the Purchaser does so at the Purchaser’s own risk. The Purchaser must ensure that the Purchaser’s employees, agents, contractors and sub-contractors are also aware that they enter premises at their own risk.

17.3
Without limitation to the each Party’s rights at law, one Party (the “Indemnifying Party”) will be liable for and indemnify the other Party (the “Indemnified Party”), and the officers, employees and agents of the Indemnified Party against any and all liability and any and all loss or damage of any kind whatsoever arising directly or indirectly from the following, except to the extent that any liability, loss or damage is solely and directly caused by the wilful misconduct or gross negligence of the Indemnified Party or that of the employees, agents, contractors and sub-contractors of the Indemnified Party (other than the Indemnifying Party):

(a)	any breach of any warranty or any of the other terms and conditions of this Contract by the Indemnifying Party ;

(b)	the illness, injury or death of any of the Indemnifying Party’s employees, agents, contractors and/or subcontractors arising out of or in connection with this Contract;

(c)
any loss or damage arising out of, or in connection with, any personal injury, illness or death to any person or damage to any property or any other loss or damage of any kind whatsoever caused or contributed to by:

(i)	the Goods; or

(ii)
any entry onto, and any activities undertaken on and in, the Indemnified Party’s premises by the Indemnifying Party and/or the Indemnifying Party’s employees, agents, contractors and/or subcontractors;

(d)
any negligence, wilful act or omission or misuse of the Goods by the Indemnifying Party and/or any of the Indemnifying Party’s employees, agents, contractors and/or sub-contractors (including the Manufacturer and Import-Export Agent) in connection with this Contract;

(e)
any claim made against the Indemnified Party by any of the Indemnifying Party’s employees, agents, contractors and/or sub-contractors in respect of any relevant legislation concerning income tax, workers compensation, annual leave, long service leave, superannuation or any applicable award, determination or agreement of a competent industrial tribunal;

(f)	any penalty imposed for breach of an applicable laws in connection with the supply of the Goods;

(g)	loss or damage to any plant, equipment, tools, appliances or other property owned, rented or hired by the Indemnifying Party and used in relation to this Contract;

(h)
any claim that the Goods, anything the Indemnifying Party does in supplying the Indemnified Party with the Goods, or the use of the Goods by the Indemnified Party infringes or allegedly infringes the Intellectual Property Rights of any person; and

(i)
any other claim which arises out of or in relation to the manufacture, use, sale, supply or import of the Goods or any design for which the Indemnifying Party or any of the Indemnifying Party’s sub-contractors (including the Manufacturer and Import-Export Agent) is responsible.

17.4
Every exemption, limitation, defence, immunity or other benefit contained in this Contract to which the Indemnified Party is entitled will also be held by the Indemnified Party to the benefit of, and will extend to protect, each of the employees, agents, contractors and sub-contractors of the Indemnified Party (excluding the Indemnifying Party, the Indemnifying Party’s officers, the Indemnifying Party’s employees, agents, contractors and sub-contractors including the Manufacturer and Import-Export Agent).

17.5
Each indemnity in this Contract is a continuing obligation separate and independent from the Indemnifying Party’s other obligations and survives expiration or earlier termination or expiry of this Contract.

17.6	It is not necessary for each Party to incur expense or make payment before enforcing a right of indemnity conferred by this Contract.

17.7	Neither party will be liable to the other party in any circumstances for any indirect, economic, special or consequential loss or damage or loss of revenue, loss of production or loss of profit.

17.8	Clause 17.7 does not limit the each Party’s’s liability:

(a)	Supplier’s under Article 13.1, and each Party’s liability 17.3(f) and 173(h);

(b)	under any other provisions of this Contract which expressly impose a greater liability;

(c)	where one party causes bodily injury;

(d)	where the one Party’s intentionally, wilfully or by such Party’s grossly negligent acts or omissions causes damage to property;

(e)	in cases of fraud, wilful misconduct or illegal or unlawful acts; or

(f)	in cases of one Party’s acts or omissions which are contrary to the most elementary rules of diligence which a conscientious party would have followed in similar circumstances.

18.	INTELLECTUAL PROPERTY

18.1	The Purchaser retains the Intellectual Property Rights in the Purchaser Technical Materials.

18.2
The Purchaser gives the Supplier a licence to reproduce and use the Purchaser Technical Materials as necessary for the sole purpose of the Supplier complying with the Supplier’s obligations under this Contract. The Supplier must not reproduce, use or otherwise deal with the Purchaser Technical Materials, or allow any other person to do the same, for any other purpose. The Purchaser has the right to revoke this licence at any time by notice in writing to the Supplier.

18.3
One Party agrees to notify the other Party (the “Infringed Party”) as soon as it becomes aware of any suspected, threatened or actual infringement of any Intellectual Property Rights in the Infringed Party’s Technical Material

18.4	The Supplier agrees to provide all reasonable assistance the Infringed Party may request to protect the Intellectual Property Rights in the Infringed Party’s Technical Materials.

18.5	The obligations in this clause 18 continue after the expiration or earlier termination or expiry of this Contract.

19.	CONFIDENTIAL INFORMATION

19.1
One Party (the “Receiving Party”) must not, either during the term of this Contract or at any time thereafter (except to the extent necessary to comply with the Receiving Party’s’s obligations under this Contract) disclose to any person any information of or relating to the other Party (the “Disclosing Party”) or this Contract which has come in the possession of the Receiving Party as a result of this Contract or the negotiations preceding this Contract, including the existence, terms or performance of this Contract.

19.2	Nothing in this Contract prohibits disclosure of information which:

(a)	is in the public domain otherwise than as a result of a breach of this clause 20;

(b)	is received from a third party provided that it was not acquired directly or indirectly by that third party as a result of a breach of this clause 20; or

(c)	is required to be disclosed by law or any government or governmental body, authority or agency having authority over a party.

19.3	The obligations under this clause 19 survive the expiration or earlier termination or expiry of this Contract.

20.	TAXES

20.1
Subject to clause 6.2(a) (regarding Taxes incurred as a result of the Supplier’s, or the Supplier’s designated shipper’s or Import-Export Agent’s, action or inaction), the Purchaser will be responsible for payment of any Taxes payable outside the People’s Republic of China in connection with the Contract and its performance.

20.2
The Supplier will be responsible for payment of any Taxes payable in the People’s Republic of China in connection with the Contract and its performance to the extent as required by applicable laws or regulations. The Supplier will immediately provide the Purchaser with documentary evidence of the payment of those Taxes if payment of those Taxes is made by the Supplier on behalf of the Purchaser.

20.3	Each party will provide lawful and reasonable support required by the other in relation to Taxes, including in relation to a party obtaining reimbursement of, or exemption from, Taxes.

21.	FORCE MAJEURE

21.1
If a party is or will be prevented from performing any of its obligations under this Contract; by an Event of Force Majeure, then the party who is or will be so prevented must give notice to the other party of the event or circumstances constituting the Event of Force Majeure and must specify the obligations, the performance of which is or will be prevented. The notice must be given within seven days after the party became aware, (or should have become aware), of the relevant event or circumstances constituting an Event of Force Majeure.

21.2	The affected party is, having given notice under clause 21.1, excused performance of such obligations for so long as such Event of Force Majeure prevents it from performing them.

21.3
An affected party must at all times use all reasonable endeavours to overcome or remove the effects of the Event of Force Majeure as quickly as possible and to minimise any delay in the performance of this Contract as a result of an Event of Force Majeure.

21.4
A party must give notice to the other party when it ceases to be affected by the Event of Force Majeure and when it ceases to be affected it must as soon as reasonably practicable recommence the performance of the affected obligations.

21.5	One Party has no entitlement and the other Party has no liability for:

(a)	any costs, losses, expenses, damages during an Event of Force Majeure; and

(b)	any costs, losses, expenses, damages in relation to any delay incurred r due to an Event of Force Majeure.

21.6
If any of the Supplier’s sub-contractors (including the Manufacturer and Import-Export Agent) are entitled under any contract or agreement relating to the Goods to relief from force majeure on terms additional to or broader than those specified in this clause 22, such additional or broader force majeure events or circumstances will not excuse the Supplier’s non-performance or entitles the Supplier to relief under this clause 21.

22.	TERMINATION

22.1
One Party (the “Non-breaching Party”) may, by notice to the other Party , immediately terminate this Contract if the other Party is in breach of its obligations under this Contract, and such breach is not remedied within seven days of the receipt of a notice from the Non-breaching Party, or if such breach is remedied but repeated at any time after the receipt of such a notice.

22.2
The Non-breaching Party may terminate this Contract at any time by notice to the other Party, without prejudice to the Non-breaching Party’s rights at law or otherwise, if the other Party takes any action or any steps are taken or legal proceedings started for:

(a)
the other Party’s winding up, dissolution, liquidation or re-organization, other than to reconstruct or amalgamate while solvent on terms approved by the Purchaser (which approval will not be unreasonably withheld); and/or

(b)
the appointment of a controller, administrator, official manager, trustee or similar officer to the other Party or any of the other Party’s revenues and assets. The rights given by this clause 22.2 are in addition to any other rights and may be exercised notwithstanding that there has been no breach of this Contract.

22.3	When the other Party receives a notice of termination from the Non-breaching Party, the other Party must immediately:

(a)	stop work (except to the extent specified in the notice);

(b)	take such action as necessary or as the Non-breaching Party directs, for the transfer, protection and preservation of the property of the Non-breaching Party; and

(c)	do the other Party’s best to minimise the costs of termination to the Non-breaching Party.

22.4
Upon termination of this Contract pursuant to clauses 22.1 and 22.2, the balance of the Prepayment that has not been used up by the Purchaser shall be returned by the Supplier to the Purchaser within 14 days after the date of termination.

22.5
Any expiration or termination of this Contract does not affect the rights and obligations of the parties under clauses 18 (‘intellectual property’), 1-9 (‘confidential Information’), 23 (‘dispute resolution’) and 29 (‘governing law’).

(a)	any expiration or termination of this Contract does not affect:

(i)	the rights and obligations of the parties under clauses 15 (‘warranties’), or 17 (‘liability and indemnities’); or

(ii)	any rights of the parties which may have accrued before the date of termination.

22.6
Notwithstanding any other contrary provisions hereof, in consideration of the constraints of the manufacturing capacity of the Supplier, Supplier is entitled from time to time during this Contract, extend the Delivery Date to any time it is deemed as reasonable. The Supplier’s such events of extensions shall not be deemed by the Parties as breaches of this Contract in any sense and thus the Supplier bears no liability in whatever nature for the Purchaser. Furthermore, both the Supplier and the Purchaser have the right to early terminate this Contract during any time of this Contract without any liability of breaching this Contract provided the Supplier has returned the Prepayment to the Purchaser within 14 days after the date of early termination in the case that Prepayment has already been paid to the Supplier by the Purchaser according to Article 1.2.

23.	DISPUTE RESOLUTION

23.1
If a Dispute arises, the parties must, prior to the initiation of any legal action or arbitration proceedings permitted by this Contract, use their best efforts in good faith to reach a reasonable and equitable resolution of the Dispute.

23.2
If a Dispute arises, the Dispute must be referred to the Representatives appointed by the Supplier and the Purchaser for resolution by written notice specifying that it is a notice given under this clause 23 giving full particulars of the nature and extent of the Dispute.

23.3
If the Dispute is not resolved within 14 days of a referral in accordance with clause 23.2, the Dispute must be referred to a Panel for resolution. Each party must nominate a senior representative for the Panel within five days of the referral to the Panel in accordance with this clause 23.

23.4	If the Dispute is not resolved by the Panel within 28 days of the referral, the Dispute will be submitted to arbitration proceedings in accordance with this clause 23.

23.5	The Panel will determine its own procedures for the resolution of a Dispute. Unless otherwise agreed by the parties, all discussions involving the Panel will be conducted on a without prejudice basis.

23.6	Decisions of the Panel may only be made by unanimous agreement of the members of the Panel.

23.7	Any decision of the Panel which is recorded in writing and signed by each member of the Panel is binding on the parties.

23.8
Subject to this clause 23, neither party may commence arbitral proceedings unless the parties have undertaken the processes set out in clauses 23.1 to 23.4 and those processes have failed to resolve the Dispute or one of the parties has attempted to follow these processes and the other party has failed to participate.

23.9
Where the Dispute is referred to arbitration at the request of either party upon notice to the other party, it will be conducted at the Hong Kong International Arbitration Centre (“Arbitration Centre”) in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law in force at the date of this Contract (“Rules”). Where the Rules do not deal with any issue arising in connection with the conduct and/or procedure of the arbitration that issue must be resolved in accordance with the law of the place in which the arbitration is held.

23.10	The place of arbitration will be in Hong Kong and the language of the arbitration will be both English and Chinese.

23.11
The arbitration will be by an arbitration tribunal composed of three arbitrators. Each party may appoint one arbitrator. The third arbitrator shall be appointed by the Arbitration Centre. If, within 10 days after the Arbitration Centre has notified each party of its acceptance of the case, the arbitrator to be appointed by either party has not been appointed, then such arbitrator shall be appointed by the Arbitration Centre (whose decision will be final).

23.12
The parties agree that any arbitration award will be final and binding upon the parties and (to the fullest extent permitted by applicable law) the parties agree to abandon their right to any form of appeal or other similar recourse to a court of law or make any application to any court in respect of the arbitration award or any legal issues that arise during the arbitration, with the exception of applications or appeals relating to the enforcement of the arbitration award.

23.13	Despite the existence of a Dispute, the parties must continue to perform their respective obligations under this Contract.

23.14	This clause 23 survives the expiration or earlier termination or expiry of this Contract.

24.	ASSIGNMENT AND SUB-CONTRACTING

24.1	The Purchaser is permitted to assign or otherwise deal with its rights under this Contract or allow any interest in them to arise or be varied in each case, without the consent of the Supplier.

24.2	The Supplier is permitted to assign or otherwise deal with its rights under this Contract or allow any interest in them to arise or be varied in each case, without the consent of the Supplier.

24.3	The Supplier acknowledges that any Manufacturer and Import-Export Agent is a sub-contractor of the Supplier and not (and will not be deemed to be) a sub-contractor of the Purchaser.

24.4
The Supplier acknowledges that no permitted assignment or subcontract of the Supplier’s rights and obligations in any way relieves the Supplier from the performance of any of the Supplier’s obligations under this Contract.

25.	NOTICES

25.1	Any notice, approval, consent or other communication in relation to this Contract must be:

(a)	in writing and in English;

(b)	marked to the attention of the person nominated by the respective parties in the Contract Details for the receipt of notices; and

(c)	either:

(i)	left at the address set out in the Contract Details;

(ii)	sent by prepaid ordinary post (airmail if appropriate) to the address set out in the Contract Details; or

(iii)	sent by facsimile to the facsimile number of the addressee set out in the Contract Details.

However, if the addressee has notified a change of person nominated for receipt of notices, address, or fax number, then the communication must be to that person, address or fax number.

25.2	A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

25.3	A letter or facsimile is deemed to be received:

(a)	in the case of a posted letter, on the fifth day after posting (seventh in the case of a letter sent by airmail); and

(b)
in the case of a facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

26.	EXCLUSIVE TERMS

26.1	By executing this Contract either Party agrees to be bound by its terms and conditions.

26.2	Except as may be specifically provided in this Contract, any terms and conditions contained in or relating to any other documents in respect of the Goods are of no effect.

27.	ENTIRE AGREEMENT

27.1	This Contract constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

28.	OTHER MATTERS

28.1
Without obtaining prior written approval of the one Party (the “Approving Party”), the other Party must not give, offer to give or receive (directly or indirectly) to or from any person (including any of the officers, employees or agents of the Approving Party ) any bribe, gift, gratuity, commission or other thing of value; as inducement or reward for doing or forbearing to do any action in relation to this Contract or for showing or forbearing to show favour or disfavour to any person in relation to this Contract. the other Party must ensure that its staff, employees, other personnel and sub-contractors (including the Manufacturer and Import-Export Agent) also comply with this obligation.

28.2	Any of the rights of the either Party under this Contract may only be waived by itself in writing signed by its duly authorised Representative.

28.3	This Contract may not be varied except in writing signed by a duly authorised Representative of each of the parties.

28.4	Each Party may exercise a right, remedy or power in any way it considers appropriate.

28.5	If Either Party does not exercise a right, remedy or power at any time, this does not mean that it cannot exercise it later.

28.6	To the extent of any inconsistency between the Contract Details and the General Conditions, then the General Conditions will prevail.

28.7	To the extent of any inconsistency between the General Conditions and any schedules (including any documents referred to in the schedules), then the General Conditions will prevail.

28.8	To the extent of any inconsistency between any translation of this Contract and this Contract, the Contract in English will prevail.

28.9	The Supplier must obtain at the Supplier’s own expense any necessary Licences or permits and comply with applicable laws in supplying the Goods.

28.10	The rights, remedies and powers of the Purchaser under this Contract are in addition to any rights, remedies and powers provided by law,

28.11	If any provision in this Contract is voidable or unenforceable, that provision will be severed and the rest of this Contract will remain in full force and effect.

28.12	This Contract may be signed in any number of counterparts. All of such counterparts taken together constitute the one instrument.

29.	GOVERNING LAW

29.1	This Contract is governed by the laws of the place nominated in the Contract Details.

29.2	The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (adopted at Vienna on 10 April 1980) does not in any way apply to this Contract.

29.3	Subject to clause 23, the parties agree to submit to the non-exclusive jurisdiction of the courts of the place nominated in the Contract Details and the courts of appeal from them.

30.	DEFINITIONS AND INTERPRETATION

30.1	In this Contract unless the contrary intention appears:

Arbitration Centre means the Hong Kong International Arbitration Centre.

CIF shall be interpreted in accordance with Incoterms.

Confirmation Notice means the notice to be sent by the Supplier to the Purchaser under clause 7 hereof.

Contract means this contract comprising the Contract Details, the General Conditions, the schedules (as applicable pursuant to clause 2.1) and any other documents referred to in the applicable schedules.

Contract Details means the section of this Contract headed “Contract Details”.

Contract Effective Date means the date set out in the Contract Details.

Contract Expiry Date means the date set out in the Contract Details.

Contract Period means the period set out in the Contract Details.

Day means a period of 24 consecutive hours, beginning and ending at 9:00 a.m Beijing time.

Defective Goods means goods which are not in conformity with this Contract or the Head Contract or which are defective in design, performance, workmanship or makeup.

Delivery Date(s) means the date(s) on which the Supplier is to deliver the Goods as specified in each Order.

Delivery Point(s) means the place(s) where the Goods are to be delivered as specified in each Order.

Dispute means any dispute, difference of opinion or disagreement whatsoever between the parties arising out of or in connection with the Goods and/or this Contract (including the termination or validity of this Contract).

Event of Force Majeure means an exceptional event or circumstance:

(a)	which is beyond a party’s control;

(b)	which such party could not reasonably have provided against before entering into this Contract;

(c)	which, having arisen, such party could not reasonably have avoided or overcome;

(d)	which is not substantially attributable to the other party; and

(e)	which is limited to the following

(i)	war, hostilities (whether war be declared or not), invasion, act of foreign enemies;

(ii)	rebellion, terrorism, revolution, insurrection, military or usurped power, or civil war;

(iii)
munitions of war, explosive materials, ionising radiation or contamination by radio-activity, except as may be attributable to the Supplier’s or any of the Supplier’s sub-contractors’ (including the Manufacturers and Import-Export Agent) use of such munitions, explosives, radiation or radio-activity; and

(iv)	natural catastrophes such as earthquake, hurricane, typhoon or volcanic activity.

General Conditions means the clauses set out in the section of this Contract headed “General Conditions”.

Goods means the goods or any part of the goods specified in the Contract Details.

Import-Export Agent means an agent appointed by the Supplier upon the written consent of the Purchaser who shall assist with the formalities for the export of the Goods from China to the Delivery Point.

Incoterms means the International Rules for the Interpretation of Trade Terms published by the International Chamber of Commerce (2000) Edition.

Intellectual Property Rights includes the protected rights attaching to inventions, patents, registered designs, trade marks, copyright, circuit layouts and confidential information.

Licences means all licences, qualifications, registrations and other statutory requirements necessary for the supply of Goods under this Contract.

Manufacturer means a manufacturer of the Goods other than the Supplier, from which the Supplier is permitted to source the Goods for delivery under the Contract only if and to the extent permitted in a notice in writing issued by the Purchaser to the Supplier.

Order means an order placed by the Purchaser for the delivery of Goods by the Supplier in accordance with the terms of this Contract.

Panel means the panel established in accordance with clause 23.3.

Price means the price for the Goods specified in the Contract Details and schedule 4.

Prepayment means the amount referred to in clause 1.2

Purchaser means China Global Mining Resources Limited, a company incorporated in British Virgin Islands and having its registered address at Suite 3015, 301F., One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.

Purchaser Technical Materials means any Technical Materials the Purchaser provides to the Supplier.

Representative means an authorised representative appointed by each party and as notified by each party to the other party in writing from time to time.

Rules means the Arbitration Rules of the United Nations Commission on International Trade Law in force at the date of this Contract.

Specifications means the specifications in relation to the Goods as set out in schedule 3.

Standards means all industry standards and government regulations applicable to the Goods and including the standards specified in schedule 5.

Supplier means Shaanxi Hua Ze Nickel and Cobalt Metals Co., Ltd., a company organized and existing under the laws of the People’s Republic of China and having its legal address at 11/F, High-Tech Building, Eastern Zone, High-Tech Zone, Xi’an Municipality, Shaanxi Province, People’s Republic of China.

Taxes means any and all (present and future) taxes including income taxes, sales taxes, excise duties, stamp duties, customs duties, payroll taxes, withholding taxes, government duties, charges, fees, withholdings, imposts and levies.

Technical Materials includes plans, designs, drawings, engineering information, data, specifications, reports, accounts and any other material specified in this Contract.

Warranty Period means the period set out in the Contract Details.

Written Claim means a written claim given by the Purchaser in accordance with clause 23.4.

30.2	In this Contract unless the contrary appears:

(a)	a reference to this Contract or another instrument includes any variation or replacement of either of them;

(b)	the singular includes the plural and vice versa;

(c)	the word person includes a firm, a body corporate, an unincorporated association or an authority;

(d)	a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(e)	if a period of time is specified and dates from a given day or the day of an actual event, it is to be calculated exclusive of that day;

(f)	a reference to a clause is a reference to a clause in this Contract;

(g)	a reference to a schedule is a reference to a schedule to this Contract;

(h)	a reference to a third person or a third party is a reference to a person who is not a party to this Contract;

(i)	a reference to “dollar” or “$” is a reference to the currency specified in the Contract Details; and

(j)	the words “including” and “include” are a reference to “including, but not limited to”.

30.3	Unless inconsistent with any provision of this Contract, the meaning of any terms and the rights and obligations of the parties is as ascribed by Incoterms.

30.4	Headings are inserted for convenience only and do not affect the interpretation of this Contract.

31.	EXPORT AGENT

31.1	The export agent is responsible for the application of export custom, and cancellation after verification. (for details in the Import Agent Agreement ).

SCHEDULE 1-ORDER

TO:	Shaanxi Hua Ze Nickel and Cobalt Metals Co., Ltd.

Attention: [insert name of the person nominated by the Supplier for the receipt of notices delivered to the Supplier]

Address/Facsimile number. [insert details nominated by the Supplier for the receipt of notices delivered to the Supplier]

China Global Mining Resources Limited (“CGMR”) hereby places the following order under the Supply Contract between CGMR and Shaanxi Hua Ze Nickel and Cobalt Metals Co., Ltd. (“Hua Ze”) dated (insert date] (the “Contract”) to require Hua Ze to supply and deliver the following goods to CGMR on the terms set out in the Contract:

Description: [please fill out details]

Quantity: [please fill out details]

Delivery Date: [please fill out details]

Delivery Point: [please fill out details]

Dated:

Name:

Position:

Signature:
For and on behalf of CGMR by its
authorised representative

SCHEDULE 2 - GOODS

The Goods are electrolytic nickel of the following description and in the following quantities.

Item	Description	Quantity

1	#1 Electrolytic nickel Ni 99.90 (GT/T6516-1997)	40 metric tonnes

2

	Total	40 metric tonnes

SCHEDULE 3 - SPECIFICATIONS

For the purposes of this schedule 3, unless the contrary intention appears, defined terms have the meanings given to them in the Head Contract.

GENERAL

#1 Electrolytic nickel Ni99.90 (State Standard: GB/T 6516-1997)

DIMENSIONS

Normal standard nickel plate in size of 780mm x 850mm x 3-5mm

CONDITIONS OF ACCEPTANCE

Goods shall be accepted when they fulfill the requirements described in these Specifications.

Once the Goods are accepted, a copy of the acceptance certificate shall be forwarded to the Supplier, together with the results of all tests carried out by the inspecting agency.

The certificates of acceptance will also bear all the identifying data of the Goods accepted, the actual weight per batch, and the Inspector’s seal.

HANDLING

The loading and unloading of the Goods is to be carried out using the appropriate lifting equipment to lift the Goods. The number of lifting attachments must be sufficient to prevent deformation of the Goods.

The Goods is to be delivered and held with steel stripes in accordance with the generally accepted industrial requirements in China

STORAGE

The Goods is to be kept in accordance with the generally accepted industrial storage requirements in China.

SCHEDULE 4 – PRICE

Item	Description	Quantity	Unit Price (USD) CIF	Total (USD)

1	#1 Electrolytic nickel Ni 99.90 (GT/T6516-1997)	40 metric tonnes	50,000	2,000,000

2

	TOTAL PRICE			2,000,000

SCHEDULE 5-STANDARDS

1. APPLICABLE STATE STANDARDS

The Goods shall implement State Standard. GB/T 6516-1997 as is further described below:

#1 Electrolytic nickel Ni99.90 (standard: GB/T 6516-1997)

2. TESTING AND ACCEPTANCE

The Supplier shall be responsible for performing inspection and testing of the Goods supplied. The Supplier shall perform the specified inspections, sampling, and testing of the Goods supplied in accordance with applicable standards and compare the results of these inspections, samples, and tests with the requirements of the specifications. The Supplier shall promptly submit separate copies of each inspection, sampling, and testing report to the Purchaser.

Reports shall include, but not necessarily be limited to:

• results of the tests and the process used for obtaining the results;
• identification of the product and relevant specifications;
• name and signature of the inspector;
• date of the inspection, sampling, test and report issue.